Exhibit 99.1

eFFECTOR Therapeutics Announces $15 Million Registered Direct

Offering Priced At-The-Market Under Nasdaq Rules

SOLANA BEACH, Calif. and REDWOOD CITY, Calif., January 25, 2024 (GLOBE NEWSWIRE) — eFFECTOR Therapeutics, Inc. (NASDAQ: EFTR) (the “Company”), a leader in the development of selective translation regulator inhibitors (“STRIs”) for the treatment of cancer, today announced that it has entered into a definitive agreement with a single healthcare focused institutional investor for the purchase and sale of an aggregate of 1,488,834 shares of its common stock (or common stock equivalents in lieu thereof) and warrants to purchase up to an aggregate of 1,488,834 shares of its common stock at an offering price of $10.075 per share of common stock (or common stock equivalent in lieu thereof) and accompanying warrant, in a registered direct offering priced at-the-market under Nasdaq rules. The warrants will be exercisable immediately upon issuance, have an exercise price of $9.95 per share and expire three and one half years from the date of issuance. The closing of the offering is expected to occur on or about January 29, 2024, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds to the Company from the offering are expected to be approximately $15 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from this offering, together with its existing cash and cash equivalents and short-term investments, for general corporate and working capital purposes, including funding our research and development.

The securities described above are being offered and sold by the Company in a registered direct offering pursuant to a “shelf” registration statement on Form S-3 (File No. 333-267221) that was originally filed with the Securities and Exchange Commission (the “SEC”) on September 1, 2022 and became effective on September 9, 2022. The offering of such securities in the registered direct offering is being made only by means of a base prospectus and prospectus supplement that forms a part of the effective registration statement. A final prospectus supplement and the accompanying base prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying base prospectus may also be obtained, when available, from H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About eFFECTOR Therapeutics

eFFECTOR is a clinical-stage biopharmaceutical company pioneering the development of a new class of oncology drugs referred to as STRIs. eFFECTOR’s STRI product candidates target the eIF4F complex and its activating kinase, mitogen-activated protein kinase interacting kinase (MNK). The eIF4F complex is a central node where two of the most frequently mutated signaling pathways in cancer, the PI3K-AKT and RAS-MEK pathways, converge to activate the translation of select mRNA into proteins that are frequent culprits in key disease-driving processes. Each of eFFECTOR’s product candidates is designed to act on a single protein that drives the expression of a network of functionally related proteins, including oncoproteins and immunosuppressive proteins in T cells, that together control tumor growth, survival and immune evasion. eFFECTOR’s lead product candidate, tomivosertib, is a MNK inhibitor currently being evaluated in KICKSTART, a randomized, double-blind, placebo-controlled Phase 2b trial of tomivosertib in combination with pembrolizumab in patients with metastatic non-small cell lung cancer (NSCLC). Zotatifin, eFFECTOR’s inhibitor of eIF4A, is currently being evaluated in Phase 2a expansion cohorts in certain biomarker-positive solid tumors, including ER+ breast cancer and KRAS-mutant NSCLC. eFFECTOR has a global collaboration with Pfizer to develop inhibitors of a third target, eIF4E.

Forward-Looking Statements

eFFECTOR cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: the Company’s expectations on the completion of the offering and the anticipated use of proceeds therefrom. Actual results may differ from those set forth in this press release due to the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the offering and other risks described in our prior filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof, except as required by law. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contacts:

Investors:		Media:
Christopher M. Calabrese	Kevin Gardner	Mike Tattory
Managing Director	Managing Director	Account Supervisor
LifeSci Advisors	LifeSci Advisors	LifeSci Communications
917-680-5608	617-283-2856	609-802-6265
ccalabrese@lifesciadvisors.com kgardner@lifesciadvisors.com mtattory@lifescicomms.com